Exhibit 99.1

Supplemental Information Required Under Australian Law

1	Overview

On June 28, 2012, News Corporation (the “Company”) announced that it intends to pursue the separation of its publishing and its media and entertainment businesses into two distinct publicly traded companies (the “Separation”). The global publishing company that would be created through the proposed transaction would hold the businesses comprising the Company’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia (“New News Corporation”). The global media and entertainment company would consist of the Company’s cable and television assets, filmed entertainment, and direct satellite broadcasting businesses. The Company has announced that it intends to change its name to Twenty-First Century Fox, Inc. (“21st Century Fox”) after the Separation, subject to stockholder approval and other conditions to the Separation. The Company will complete the Separation by way of a distribution of all of the issued and outstanding shares of New News Corporation common stock, on a pro rata basis, to the Company’s stockholders of record on the record date, subject to final approval from the Company’s Board of Directors, stockholder approval of certain amendments to the Company’s Restated Certificate of Incorporation, the receipt of certain regulatory approvals and other conditions being met.

Below is a description of many of the Company’s businesses by segment, as of December 31, 2012, which will be operated by 21st Century Fox immediately following the Separation. 21st Century Fox may determine to re-segment its business following the Separation. However, no determination has been made as to whether 21st Century Fox will re-segment its business. Unless otherwise noted, the information contained in this report is dated as of December 31, 2012 and there have been no material changes to this information except as otherwise stated.

The following summary is qualified in its entirety by the more detailed information contained in the reports and other information filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which shall be deemed to be incorporated by reference herein including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement filed on Schedule 14A. These documents, which are available at the Commission’s web site at www.sec.gov and the Company’s web site at http://www.newscorp.com/investor, contain important information about the Company and its consolidated subsidiaries and their finances which you should consider in connection with the information set forth below.

2	Cable Network Programming

The Company produces and licenses news, business news, sports, general entertainment and movie programming for distribution primarily through cable television systems and direct broadcast satellite operators in the United States and internationally.

2.1	U.S. Cable Network Operations

The Company’s U.S. cable network operations primarily consist of the Fox News Channel, a 24/7 all news national cable channel; FX Network, a general entertainment network telecasting original series as well as acquired television series and motion pictures; Fox Sports Net, Inc. a sports programming business which includes ownership interests in Regional Sports Networks focusing on live professional and major collegiate home team sports events; the National Geographic Channels, which air non-fiction and documentary programming; SPEED, which delivers the National Association of Stock Car Auto Racing (“NASCAR”) and other races, events and original programming; and the Big Ten Network, a 24-hour national programming service dedicated to the Big Ten Conference and Big Ten athletics, academics and related programming.

2.2	International Cable Network Operations

The Company’s international cable networks consist of the Fox International Channels (“FIC”) and STAR India. FIC produces and distributes entertainment, factual, sports, and movie channels in various countries in Europe, Africa, Asia and Latin America using several brands, including Fox, Fox Crime, Fox Life and National Geographic Channel. STAR India develops, produces and broadcasts channels that are distributed in the following countries and regions: India; Greater China; Indonesia; the rest of South East Asia; Pakistan; the Middle East and Africa; the United Kingdom and Europe; and North America.

2.3	Revenues

Generally, the Company’s cable networks, which target various demographics, derive a majority of their revenues from monthly affiliate fees received from cable television systems and direct broadcast satellite operators based on the number of their subscribers. Cable television and direct broadcast satellite are currently the predominant means of distribution of the Company’s program services in the United States. Internationally, distribution technology varies region by region.

2.4	Competition

The Company’s cable networks compete for carriage on cable television systems, direct broadcast satellite systems and other distribution systems with other program services. A primary focus of competition is for distribution of the Company’s cable network channels that are not already distributed by particular cable television or direct broadcast satellite systems. For such program services, distributors make decisions on the use of bandwidth based on various considerations, including amounts paid by programmers for launches, subscription fees payable by distributors and appeal to the distributors’ subscribers. When distribution is obtained, cable networks compete for viewers and advertisers with free-to-air broadcast television, radio, print media, motion picture theaters, DVDs, Blu-ray high definition format discs (“Blu-rays”), Internet, wireless and portable viewing devices and other sources of information and entertainment. Important competitive factors include the prices charged for programming, the quantity, quality and variety of programming offered and the effectiveness of marketing efforts.

3	Filmed Entertainment

The Company is engaged in the production and acquisition of live-action and animated motion pictures for distribution and licensing in all formats in all entertainment media worldwide, and the production and licensing of television programming worldwide.

3.1	Feature Film Production and Distribution

Twentieth Century Fox Film produces, acquires and distributes motion pictures that are produced and/or distributed by the following business units: Twentieth Century Fox and Fox 2000, each of which produce or acquire motion pictures for mainstream audiences; Fox Searchlight Pictures, which produces and acquires specialized motion pictures; Twentieth Century Fox Animation, which produces feature length animated motion pictures; and Fox International Productions, Inc., which co-produces, co-finances and acquires local-language motion pictures for distribution outside the United States. Through Twentieth Century Fox Home Entertainment LLC, the Company distributes motion pictures and other programming produced by units of the Company, its affiliates and other producers in the United States, Canada and international markets in all home media formats, including the sale and rental of DVDs and Blu-rays.

In general, motion pictures produced or acquired for distribution by the Company are exhibited in U.S. and foreign theaters, followed by home entertainment, including sale and rental of DVDs and Blu-rays, video-on-demand and pay-per-view television, on-line and mobile distribution, premium subscription television, network television and basic cable and syndicated television exploitation.

3.2	Television Programming, Production and Distribution

The Company produces television programs through Twentieth Century Fox Television (“TCFTV”) for the FOX Broadcasting Company (“FOX”) and other broadcast television and cable networks. Generally, a television network or cable network will license a specified number of episodes for exhibition during the license period. All other distribution rights, including international and off-network syndication rights, are typically retained by TCFTV, utilized by other units of the Company or sold to third parties.

Twentieth Television licenses both television programming and feature films for domestic syndication to television stations and basic cable services in the United States. Twentieth Television distributes a program portfolio that includes the Company’s library of television and film assets, and first-run programming produced by its production companies for sales to local stations, including stations owned and operated by the Company, as well as to basic cable networks.

Fox Television Studios is a program supplier to the major U.S. and international broadcast and cable networks.

Shine is an international television production and distribution group with production companies across numerous countries creating and exploiting scripted and non-scripted content in the global marketplace.

Television series initially produced for the networks and first-run syndication are generally licensed to domestic and international markets concurrently and subsequently released in seasonal DVD and Blu-ray box sets and made available via digital distribution platforms. More successful series are later syndicated in domestic markets. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production and, therefore, may cause fluctuations in operating results.

3.3	Motion Picture and Television Library

The Company’s motion picture and television library consists of varying rights to several thousand previously released motion pictures and many well-known television programs.

3.4	Revenues

The revenues and operating results of the Filmed Entertainment segment are significantly affected by the timing of the Company’s theatrical and home entertainment releases, the number of its original and returning television series that are aired by television networks and the number of its television series in off-network syndication. Theatrical and home entertainment release dates are determined by several factors, including timing of vacation and holiday periods and competition in the marketplace.

3.5	Competition

The Company competes with other film studios, such as Disney, Paramount, Sony, Universal, Warner Bros. and other independent film producers in the production and distribution of motion pictures, DVDs and Blu-rays. As a producer and distributor of television programming, the Company competes with studios, television production groups and independent producers and syndicators, such as Disney, Sony, NBC Universal, Warner Bros. and Paramount Television, to sell programming both domestically and internationally. The Company also competes to obtain creative talent and story properties, which are essential to the success of the Company’s filmed entertainment businesses.

4	Television

The Company is engaged in the operation of broadcast television stations and the broadcasting of network programming in the United States. FOX is a broadcast network and Master Distribution Service, Inc. (“MyNetworkTV”) is a programming distribution service, airing original and off-network programming.

4.1	Fox Television Stations

As of April 17, 2013, Fox Television Stations, Inc. (“Fox Television Stations”) owns and operates 29 full power stations, including stations located in nine of the top ten largest designated market areas (“DMAs”). Fox Television Stations owns and operates duopolies in 10 DMAs, including the three largest DMAs, New York, Los Angeles and Chicago. Of the 29 full power stations, 17 stations are affiliates of FOX (“FOX Affiliates”). In addition, Fox Television Stations owns and operates 11 stations affiliated with MyNetworkTV.

The television operations derive revenues primarily from the sale of advertising and to a lesser extent retransmission consent revenue. Adverse changes in general market conditions for advertising may affect revenues.

U.S. law governing retransmission consent provides a mechanism for the television stations owned by the Company to seek and obtain payment from multi-channel video programming distributors who carry the Company’s broadcast signals. Retransmission consent revenue consists of per subscriber-based compensatory fees paid to the Company by cable and satellite distribution systems that distribute the Company’s television stations affiliated with FOX and MyNetworkTV. The Company also receives compensation from independently-owned television stations that are affiliated with FOX and MyNetworkTV.

4.2	FOX

FOX has more than 200 FOX Affiliates, including the 17 stations owned and operated by the Company. In general, each week FOX regularly delivers to its affiliates 15 hours of prime-time programming and 90 minutes of late-night programming on Saturday.

FOX obtains programming from major television studios and independent television production companies pursuant to license agreements. The terms of those agreements generally provide FOX with the right to broadcast a television series for a minimum of four seasons.

The Company has several multi-year sports rights agreements, including contracts with the National Football League through fiscal 2022, contracts with NASCAR for certain races and exclusive rights for certain ancillary content through calendar year 2022, a contract with Major League Baseball through calendar year 2021 and other sports rights contracts. These contracts provide the Company with the broadcast rights to certain U.S. national sporting events during their respective terms. The costs of these sports contracts are charged to expense based on the ratio of each period’s operating profit to estimated total operating profit for the remaining term of the contract.

FOX provides programming to the FOX Affiliates in accordance with affiliation agreements of varying durations, which grant to each affiliate the right to broadcast television programming delivered by FOX on the affiliated station. Such agreements typically run three or more years and have staggered expiration dates. These affiliation agreements generally require FOX Affiliates to carry FOX programming in all time periods in which FOX programming is offered to those affiliates, subject to certain exceptions stated in the affiliation agreements.

4.3	MyNetworkTV

At the beginning of the 2009-2010 television season, MyNetworkTV transitioned to a new programming distribution service, Master Distribution Service, Inc., distributing two hours per night of original and off- network programming from Twentieth Television and other third party syndicators to its licensees.

4.4	Competition

The television stations owned and operated by the Company compete for programming, audiences and advertising revenues with other television stations and cable networks in their respective coverage areas and, in some cases, with respect to programming, with other station groups, and in the case of advertising revenues, with other local and national media. The competitive position of the television stations owned by the Company is largely influenced by the quality and strength of FOX and MyNetworkTV programming, and, in particular, the prime-time viewership of the respective network.

The U.S. television broadcast environment is highly competitive and the primary methods of competition are the development and acquisition of popular programming. Program success is measured by ratings, which are an indication of market acceptance, with the top rated programs commanding the highest advertising prices. FOX and MyNetworkTV compete with broadcast networks, such as ABC, CBS, NBC and The CW Television Network, independent television stations, cable and Direct Broadcast Satellite Television program services, as well as other media, including DVDs, Blu-rays, video games, print and the Internet for audiences, programming and, in the case of FOX, advertising revenues. In addition, FOX and MyNetworkTV compete with the other broadcast networks and other programming distribution services to secure affiliations with independently owned television stations in markets across the United States. In addition, future technological developments may affect competition within the television marketplace.

5	Direct Broadcast Satellite Television

The Direct Broadcast Satellite Television (“DBS”) segment’s operations consist of SKY Italia, which provides basic and premium programming services via satellite directly to subscribers in Italy. The programming includes exclusive rights to popular sporting events, newly-released movies and SKY Italia’s original programming. The Company also owns significant equity interests in British Sky Broadcasting plc (“BSkyB”) and Sky Deutschland AG (“Sky Deutschland”), which are engaged in the DBS business (for a description of the businesses of these equity interests, please see the discussion under the heading “Equity Interests and Other Investments”).

5.1	Revenues

SKY Italia derives revenues principally from subscriber fees. The Company believes that the quality and variety of programming, audio and interactive programming including personal video recorders, quality of picture including high definition channels, access to service, customer service and price are the key elements for gaining and maintaining market share.

5.2	Competition

SKY Italia’s competition includes companies that offer video, audio, interactive programming, telephony, data and other information and entertainment services, including broadband Internet providers, digital terrestrial transmission services, wireless companies and companies that are developing new media technologies.

6	Other

The Company has an interest in FOX TV in Turkey, which is a free-to-air, general entertainment television station.

7	Equity Interests and Other Investments

7.1	BSkyB

The Company holds an approximate 39% interest in BSkyB. BSkyB’s ordinary shares are listed on the London Stock Exchange under the symbol “BSY”. BSkyB operates the leading pay television broadcast service in the United Kingdom and Ireland, as well as broadband and telephony services. BSkyB acquires and commissions programming to broadcast on its own channels and supplies certain of those channels to cable operators for retransmission by the cable operators to their subscribers in the United Kingdom and Ireland. BSkyB also retails channels (both its own and those of third parties) to DTH subscribers and to certain of its own channels to a limited number of DSL subscribers.

7.2	Sky Deutschland

In January 2013, News Corporation increased to 55% its ownership in Sky Deutschland, the leading pay television operator in Germany and Austria. The core business of Sky Deutschland is subscription pay-TV and it offers a wide range of programming in Germany and Austria and can be received via Teleclub in Switzerland. Sky Deutschland’s program offering includes current feature films, new series, children’s channels, documentaries and live sports, such as the German Bundesliga and UEFA Champions League. Sky Deutschland has market leading HD offering, and an additional service called “Sky Go” which is available on the web, iPhone and iPad. As a result of the increase in ownership, Sky Deutschland will be included in the Company’s consolidated results of operations in the fiscal third quarter of 2013 (the quarter ending March 31, 2013) in the Company’s Direct Broadcast Satellite Television segment.

7.3	Hulu

The Company has an approximate 34% equity interest in Hulu, LLC (“Hulu”) which operates an online video service that offers video content from Fox, NBC Universal, The Walt Disney Company and other third party content licensors. Hulu’s premium programming is available free of charge to viewers at Hulu.com and other destination sites online, including AOL, IMDb, MSN, Myspace and Yahoo!. Additional premium programming is available on a monthly subscription basis at Hulu.com and through software applications on Internet-connected devices, including smart phones, tablets, gaming consoles and set-top boxes.

8	Government Regulation

8.1	General

Various aspects of the Company’s activities are subject to regulation in numerous jurisdictions around the world. The introduction of new laws and regulations in countries where the Company’s products and services are produced or distributed (and changes in the enforcement of existing laws and regulations in those countries) could have a negative impact on the interests of the Company. For more information regarding the government regulations summarized below, including their impact on the Company’s operations, see the section entitled “Government Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

8.2	Cable Network Programming and Direct Broadcast Satellite Television

Countries in which the Company operates outside of the United States including Asia, India, Latin America and Europe have laws and regulations related to content and distribution which may affect the Company’s Cable Network Programming and Direct Broadcast Satellite Television operations. These laws and regulations vary among countries and address, among other things, access to satellite services, licensing requirements, carriage of government channels or local content or other content regulation, government approvals, advertising restrictions, and competition.

In the United States, the Federal Communications Commission (“FCC”) has adopted regulations pursuant to the Cable Television Consumer Protection and Competition Act of 1992 (the “Program Access Rules”), which place commercial restrictions on a cable network programmer in which a cable television operator holds an ownership interest. The cable networks operated by the Company are not currently subject to the Program Access Rules. However, under the FCC’s rules for determining ownership of media assets, the Murdoch Family Trust’s ownership interest in both 21st Century Fox and New News Corporation would generally result in each company’s businesses and assets being attributable to the Murdoch Family Trust for purposes of determining compliance with the Program Access Rules. 21st Century Fox and New News Corporation will agree in the separation and distribution agreement to be entered into in connection with the Separation that New News Corporation will be prohibited from acquiring, after the Separation, an interest in a multichannel video programming distributor, including a cable television operator, if such acquisition would subject 21st Century Fox to the Program Access Rules to which it is not already subject.

8.3	Filmed Entertainment

In the United States, the Company is subject to the provisions of so-called “trade practice laws” relating to theatrical distribution of motion pictures as well as various consent judgments restricting the trade practices of motion picture companies. In countries outside of the United States, there are a variety of existing or contemplated governmental laws and regulations that may affect the Company’s ability to distribute and/or license its motion picture and television products to cinema, television or in-home media, including copyright laws and regulations that may or may not be adequate to protect its interests, cinema screen quotas, television quotas, contract term limitations, discriminatory taxes and other discriminatory treatment of U.S. products.

8.4	Television

The television broadcast industry in the United States is highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC regulates television broadcasting, and certain aspects of the operations of cable, satellite and other electronic media that compete with broadcasting, pursuant to the Communications Act of 1934, as amended (the “Communications Act”). The FCC grants television broadcast station licenses pursuant to the Communications Act. Federal legislation or FCC rules and regulations, as applicable, also address, among other things, broadband deployment and use, ownership of broadcast station licensees and common ownership of a broadcast station and a newspaper in the same market, carriage or retransmission of television broadcast signals by multichannel video programming distributors (as defined by the FCC), prohibitions on the broadcast by television and radio stations of indecent or profane material, broadcasting of commercial matter, political advertising, children’s television, equal employment opportunity, technical operating matters, antenna tower maintenance, video accessibility requirements and agreements between broadcast networks and their affiliated stations. Violation of FCC regulations can result in substantial monetary forfeitures, periodic reporting conditions, short-term license renewals and, in egregious cases, denial of license renewal or revocation of a license.

As referenced above, the FCC has promulgated rules and regulations that limit the ownership of radio and television broadcast stations, television broadcast networks and newspapers (the “Broadcast Ownership Rules”). Under the FCC’s rules for determining ownership of media assets, the Murdoch Family Trust’s ownership interest in both 21st Century Fox and New News Corporation would generally result in each company’s businesses and assets being attributable to the Murdoch Family Trust for purposes of determining compliance with the Broadcast Ownership Rules. 21st Century Fox and New News Corporation will agree in the separation and distribution agreement to be entered into in connection with the Separation that if either party acquires, after the Separation, newspapers, radio or television broadcast stations or television broadcast networks in the United States and such acquisition would impede or be reasonably likely to impede the other party’s business, then the acquiring party will be required to take certain actions, including divesting assets, in order to permit the other party to hold its media interests and comply with such rules.

8.5	Internet

Online services provided by the Company may be subject to requirements of the Children’s Online Privacy Protection Act of 1998, which prohibits websites from collecting personally identifiable information online from children under age 13 without prior parental consent, and the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, which regulates the distribution of unsolicited commercial emails, or “spam.” In addition, federal regulators’ interest in issues of privacy, cybersecurity and data security has been steadily increasing resulting in efforts to address, among other things, consumer privacy, the collection, use and maintenance of personal information and data breaches. Foreign governments are also raising similar privacy and data security concerns, in particular, the European Union which has proposed a new privacy regulation that would replace the current Data Protection Directive, and would tighten regulation of the collection, use and security of online data and would continue to restrict the trans-border flow of data.

The Company monitors pending legislation and regulatory initiatives to ascertain relevance, analyze impact and develop strategic direction surrounding regulatory trends and developments.

9	Business Strategy

The key strategic priorities for the Company’s global media and entertainment business which will comprise 21st Century Fox are:

•	To drive long-term value for stockholders based on sustainable long-term cash flows, and an efficient capital structure.

•	To continue to build key content franchises and leverage opportunities for our established hit programming.

•	To build businesses which capitalize on our existing assets.

•	To maintain and enhance our competitive position by investing in unique entertainment content and news and sports content to drive viewership and growth.

10	Risk Factors

10.1	Risks related to 21st Century Fox’s business

This section outlines a number of risks that affect the Company’s global media and entertainment business which will comprise 21st Century Fox.

A Decline in Advertising Expenditures Could Cause the Company’s Revenues and Operating Results to Decline Significantly in any Given Period or in Specific Markets.

The Company derives substantial revenues from the sale of advertising on or in its television stations, broadcast and cable networks, digital media properties and direct broadcast satellite services. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions, as well as budgeting and buying patterns. A decline in the economic prospects of advertisers or the economy in general could alter current or prospective advertisers’ spending priorities. Demand for the Company’s products is also a factor in determining advertising rates. For example, ratings points for the Company’s television stations and broadcast and cable networks are factors that are weighed when determining advertising rates and the affiliate rates received by the Company. In addition, newer technologies, including new video formats, streaming and downloading capabilities via the Internet, video-on-demand, personal video recorders and other devices and technologies are increasing the number of media and entertainment choices available to audiences. Some of these devices and technologies allow users to view television or motion pictures from a remote location or on a time-delayed basis and provide users the ability to fast-forward, rewind, pause and skip programming and advertisements. These technological developments are increasing the number of media and entertainment choices available to audiences and may cause changes in consumer behavior that could affect the attractiveness of the Company’s offerings to viewers, advertisers and/or distributors. A decrease in advertising expenditures or reduced demand for the Company’s offerings can lead to a reduction in pricing and advertising spending, which could have an adverse effect on the Company’s businesses and assets.

Global Economic Conditions May Have a Continuing Adverse Effect on the Company’s Business.

The United States and global economies have undergone a period of economic uncertainty, which caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, lower consumer and business spending and lower consumer net worth. The resulting pressure on the labor and retail markets and the downturn in consumer confidence weakened the economic climate in certain markets in which the Company does business and has had and may continue to have an adverse effect on the Company’s business, results of operations, financial condition and liquidity. A continued decline in these economic conditions could further impact the Company’s business, reduce the Company’s advertising and other revenues and negatively impact the performance of its motion pictures and home entertainment releases, television operations and other consumer products. In addition, these conditions could also impair the ability of those with whom the Company does business to satisfy their obligations to the Company. As a result, the Company’s results of operations may be adversely affected. Although the Company believes that its operating cash flow and current access to capital and credit markets, including the Company’s existing credit facility, will give it the ability to meet its financial needs for the foreseeable future, there can be no assurance that continued or increased volatility and disruption in the global capital and credit markets will not impair the Company’s liquidity or increase its cost of borrowing.

Acceptance of the Company’s Film and Television Programming by the Public is Difficult to Predict, Which Could Lead to Fluctuations in Revenues.

Feature film and television production and distribution are speculative businesses since the revenues derived from the production and distribution of a feature film or television series depend primarily upon its acceptance by the public, which is difficult to predict. The commercial success of a feature film or television series also depends upon the quality and acceptance of other competing films and television series released into the marketplace at or near the same time, the availability of a growing number of alternative forms of entertainment and leisure time activities, general economic conditions and their effects on consumer spending and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. Further, the theatrical success of a feature film and the audience ratings for a television series are generally key factors in generating revenues from other distribution channels, such as home entertainment and premium pay television, with respect to feature films, and syndication, with respect to television series.

The Company Could Suffer Losses Due to Asset Impairment Charges for Goodwill, Intangible Assets and Programming.

In accordance with applicable generally accepted accounting principles, the Company performs an annual impairment assessment of its recorded goodwill and indefinite-lived intangible assets, including FCC licenses, during the fourth quarter of each fiscal year. The Company also continually evaluates whether current factors or indicators, such as the prevailing conditions in the capital markets, require the performance of an interim impairment assessment of those assets, as well as other investments and other long-lived assets. Any significant shortfall, now or in the future, in advertising revenue and/or the expected popularity of the programming for which the Company has acquired rights could lead to a downward revision in the fair value of certain reporting units, particularly those in the Television and Cable Network Programming segments. A downward revision in the fair value of a reporting unit, indefinite-lived intangible assets, investments or long-lived assets could result in an impairment and a non-cash charge would be required. Any such charge could be material to the Company’s reported net earnings.

Fluctuations in Foreign Exchange Rates Could Have an Adverse Effect on the Company’s Results of Operations.

The Company has significant operations in a number of foreign jurisdictions and certain of the Company operations are conducted in foreign currencies. The value of these currencies fluctuates relative to the U.S. dollar. As a result, the Company is exposed to exchange rate fluctuations, which could have an adverse effect on its results of operations in a given period or in specific markets.

The Loss of Carriage Agreements Could Cause the Company’s Revenue and Operating Results to Decline Significantly in any Given Period or in Specific Markets.

The Company is dependent upon the maintenance of affiliation agreements with third party owned television stations and there can be no assurance that these affiliation agreements will be renewed in the future on terms acceptable to the Company. The loss of a significant number of these affiliation arrangements could reduce the distribution of FOX and MyNetworkTV and adversely affect the Company’s ability to sell national advertising time. Similarly, the Company’s broadcast stations and cable networks maintain affiliation and carriage arrangements that enable them to reach a large percentage of cable and direct broadcast satellite households across the United States. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of the Company’s broadcast stations and cable networks, which may adversely affect those networks’ revenues from subscriber fees and their ability to sell national and local advertising time.

The Inability to Renew Sports Programming Rights Could Cause the Company’s Advertising Revenue to Decline Significantly in any Given Period or in Specific Markets.

The sports rights contracts between the Company, on the one hand, and various professional sports leagues and teams, on the other, have varying duration and renewal terms. As these contracts expire, renewals on favorable terms may be sought; however, third parties may outbid the current rights holders for the rights contracts. In addition, professional sports leagues or teams may create their own networks or the renewal costs could substantially exceed the original contract cost. The loss of rights could impact the extent of the sports coverage offered by the Company and its affiliates, as it relates to FOX, and could adversely affect the Company’s advertising and affiliate revenues. Upon renewal, the Company’s results could be adversely affected if escalations in sports programming rights costs are unmatched by increases in advertising rates and, in the case of cable networks, subscriber fees.

The Company Relies on Network and Information Systems and Other Technology That May Be Subject to Disruption or Misuse, Which Could Result in Improper Disclosure of Personal Data or Confidential Information as well as Increased Costs or Loss of Revenue.

Network and information systems and other technologies, including those related to our network management, are important to our business activities. Network and information systems-related events, such as computer hackings, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, could result in a disruption of our services or improper disclosure of personal data or confidential information. Improper disclosure of such information could harm our reputation, require us to expend resources to remedy such a security breach or subject us to liability under laws that protect personal data, resulting in increased costs or loss of revenue.

Technological Developments May Increase the Threat of Content Piracy and Signal Theft and Limit the Company’s Ability to Protect Its Intellectual Property Rights.

The Company seeks to limit the threat of content piracy and direct broadcast satellite programming signal theft; however, policing unauthorized use of the Company’s products and services and related intellectual property is often difficult and the steps taken by the Company may not in every case prevent the infringement by unauthorized third parties. Developments in technology, including digital copying, file compressing and the growing penetration of high-bandwidth Internet connections, increase the threat of content piracy by making it easier to duplicate and widely distribute pirated material. In addition, developments in software or devices that circumvent encryption technology increase the threat of unauthorized use and distribution of direct broadcast satellite programming signals and the proliferation of user-generated content sites and live and stored video streaming sites, which deliver unauthorized copies of copyrighted content, including those emanating from other countries in various languages, may adversely impact the Company’s businesses. The Company has taken, and will continue to take, a variety of actions to combat piracy and signal theft, both individually and, in some instances, together with industry associations. However, protection of the Company’s intellectual property rights is dependent on the scope and duration of the Company’s rights as defined by applicable laws in the United States and abroad and the manner in which those laws are construed. If those laws are drafted or interpreted in ways that limit the extent or duration of the Company’s rights, or if existing laws are changed, the Company’s ability to generate revenue from intellectual property may decrease, or the cost of obtaining and maintaining rights may increase. There can be no assurance that the Company’s efforts to enforce its rights and protect its products, services and intellectual property will be successful in preventing content piracy or signal theft. Content piracy and signal theft present a threat to the Company’s revenues from products and services, including, but not limited to, films, television shows and cable and other programming.

The Company Must Respond to Changes in Consumer Behavior as a Result of New Technologies in Order to Remain Competitive.

Technology, particularly digital technology used in the entertainment industry, continues to evolve rapidly, leading to alternative methods for the delivery and storage of digital content. These technological advancements have driven changes in consumer behavior and have empowered consumers to seek more control over when, where and how they consume digital content. Content owners are increasingly delivering their content directly to consumers over the Internet, often without charge, and innovations in distribution platforms have enabled consumers to view such Internet-delivered content on televisions and portable devices. There is a risk that the Company’s responses to these changes and strategies to remain competitive, including distribution of its content on a “pay” basis, may not be adopted by consumers. In addition, enhanced Internet capabilities and other new media may reduce television viewership, the demand for DVDs and Blu-rays and the desire to see motion pictures in theaters, which could negatively affect the Company’s revenues. The Company’s failure to protect and exploit the value of its content, while responding to and developing new technology and business models to take advantage of advancements in technology and the latest consumer preferences, could have a significant adverse effect on the Company’s businesses, asset values and results of operations.

Labor Disputes May Have an Adverse Effect on the Company’s Business.

In a variety of the Company’s businesses, the Company and its partners engage the services of writers, directors, actors and other talent, trade employees and others who are subject to collective bargaining agreements, including employees of the Company’s film and television studio operations. If the Company or its partners are unable to renew expiring collective bargaining agreements, it is possible that the affected unions could take action in the form of strikes or work stoppages. Such actions, as well as higher costs in connection with these collective bargaining agreements or a significant labor dispute, could have an adverse effect on the Company’s business by causing delays in production or by reducing profit margins.

Changes in U.S. or Foreign Regulations May Have an Adverse Effect on the Company’s Business.

The Company is subject to a variety of U.S. and foreign regulations in the jurisdictions in which its businesses operate. In general, the television broadcasting and multichannel video programming and distribution industries in the United States are highly regulated by federal laws and regulations issued and administered by various federal agencies, including the FCC. The FCC generally regulates, among other things, the ownership of media, broadcast and multichannel video programming and technical operations of broadcast licensees. Our program services and online properties are subject to a variety of laws and regulations, including those relating to issues such as content regulation, user privacy and data protection, and consumer protection, among others. Further, the United States Congress, the FCC and state legislatures currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including technological changes and measures relating to privacy and data security, which could, directly or indirectly, affect the operations and ownership of the Company’s U.S. media properties. Similarly, changes in regulations imposed by governments in other jurisdictions in which the Company, or entities in which the Company has an interest, operate could adversely affect its business and results of operations.

In addition, changes in tax laws, regulations or the interpretations thereof in the U.S. and other jurisdictions in which the Company has operations could affect the Company’s results of operations.

U.S. Citizenship Requirements May Limit Common Stock Ownership and Voting Rights.

The Company owns broadcast station licensees in connection with its ownership and operation of U.S. television stations. Under U.S. law, no broadcast station licensee may be owned by a corporation if more than 25% of its stock is owned or voted by non-U.S. persons, their representatives, or by any other corporation organized under the laws of a foreign country. The Company’s Restated Certificate of Incorporation authorizes the Board of Directors to prevent, cure or mitigate the effect of stock ownership above the applicable foreign ownership threshold by taking any action including: refusing to permit any transfer of common stock to or ownership of common stock by a non-U.S. stockholder; voiding a transfer of common stock to a non-U.S. stockholder; suspending rights of stock ownership if held by a non-U.S. stockholder; or redeeming common stock held by a non-U.S. stockholder. On September 28, 2012, the Audit Committee of the Company’s Board of Directors determined that approximately 32% of the Company’s Class B Common Stock is owned by non-U.S. stockholders, and the combined ownership of Class A Common Stock and Class B Common Stock by non-U.S. stockholders is less than 25% of the combined outstanding shares of Class A Common Stock and Class B Common Stock. In order to maintain compliance with U.S. law, the Company suspended 40% of the voting rights of the Class B Common Stock held by non-U.S. stockholders, a decrease from the previously-announced suspension in April 2012 of 50% of the voting rights of the Class B Common Stock held by non-U.S. stockholders. In April 2013, the Audit Committee confirmed that it would maintain the suspension of 40% of the voting rights of the Class B Common Stock held by non-U.S. stockholders. This suspension will remain in place for as long as the Company deems it necessary to maintain compliance with applicable U.S. law, and may be adjusted by the Audit Committee as it deems appropriate. The Company is not able to predict whether it will need to adjust the suspension or whether additional action pursuant to its Restated Certificate of Incorporation may be necessary. The FCC could review the Company’s compliance with applicable U.S. law in connection with its consideration of the Company’s renewal applications for licenses to operate the broadcast stations the Company owns.

We Face Investigations Regarding Allegations of Phone Hacking, Illegal Data Access, Inappropriate Payments to Public Officials and Other Related Matters and Related Civil Lawsuits.

U.K. and U.S. regulators and governmental authorities are conducting investigations relating to phone hacking, illegal data access and inappropriate payments to public officials at our former publication, The News of the World, and at The Sun, and related matters (the “U.K. Newspaper Matters”). The Company is cooperating with these investigations.

The Company has admitted liability in many civil cases related to the phone hacking allegations and has settled many cases. The Company also announced a private compensation scheme under which parties could pursue claims against the Company. No additional civil claims may be brought under the compensation scheme after April 8, 2013.

We are not able to predict the ultimate outcome or cost of the civil claims or criminal matters. The Company will agree in the separation and distribution agreement to indemnify New News Corporation for payments made after the Separation arising out of civil claims and investigations relating to the U.K. Newspaper Matters, subject to New News Corporation’s compliance with certain agreements regarding the Company’s control over the civil U.K. Newspaper Matters and New News Corporation’s consenting to settlements proposed by the Company, as well as legal and professional fees and expenses paid in connection with the criminal matters. However, violations of law may result in criminal fines or penalties for which the Company will not indemnify New News Corporation. It is possible that these proceedings and any adverse resolution thereof, including any fines or other penalties associated with any plea, judgment or similar result, could damage the Company’s reputation, impair the Company’s ability to conduct its business and adversely affect the Company’s results of operations and financial condition.

10.2	Risks related to the Separation

This section outlines a number of risks related to the Separation.

If the Distribution, Together with Certain Related Transactions, Were Ultimately Determined to be Taxable Transactions for U.S. Federal Income Tax Purposes, then 21st Century Fox Could Be Subject to Significant Tax Liability.

The distribution is conditioned upon a private letter ruling from the IRS substantially to the effect that, among other things, the distribution of Class A Common Stock and Class B Common Stock of New News Corporation qualifies as tax-free under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) except for cash received in lieu of fractional shares of New News Corporation stock, as well as upon the Company receiving an opinion from the law firm of Hogan Lovells US LLP confirming the tax-free status of the distribution for U.S. federal income tax purposes, including confirming the satisfaction of the requirements under Section 368 and 355 of the Code not specifically addressed in the IRS private letter ruling. The opinion of Hogan Lovells US LLP will not be binding on the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

The private letter ruling and the opinion will rely on certain facts and assumptions, and certain representations from us and New News Corporation regarding the past and future conduct of our respective businesses and other matters. Notwithstanding the receipt of the private letter ruling and the opinion, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of these facts, assumptions, representations or undertakings is not correct or has been violated, or that the distribution or the internal transactions should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes, and U.S. stockholders and certain non-U.S. stockholders could incur significant U.S. federal income tax liabilities. In addition, if the internal reorganization and/or the distribution is ultimately determined to be taxable, 21st Century Fox would recognize gains on the internal reorganization and/or recognize gain in an amount equal to the excess of the fair market value of shares of the New News Corporation common stock distributed to our stockholders on the distribution date over our tax basis in such shares of our common stock.

If the ATO Forms the View that All or Part of the Distribution Should be Treated as an Unfranked Dividend Under Australian Taxation Law, Then We and Our Australian Resident Stockholders Could be Subject to a Significant Tax Liability.

We have requested a Class Ruling from the ATO confirming that (1) no part of the distribution of the Class A Common Stock and Class B Common Stock of New News Corporation will be a dividend, and (2) the Commissioner of Taxation will not make a determination to deem all or part of the distribution to be an unfranked dividend.

The Class Ruling will be based upon certain facts and assumptions regarding past and future conduct of our respective businesses. If the ATO considers that the information provided in the application for the Class Ruling was not correct, or omitted relevant information, in respect of a material fact or assumption, then the ATO may take the view that it is not bound by the view of the law expressed in the Class Ruling. In those circumstances, or if the ATO refuses to issue the Class Ruling, all or part of the distribution could be taken to be an unfranked dividend, the amount of which would be required to be included in the assessable income of Australian resident holders of our common stock or CDIs.

21st Century Fox Could Be Liable for Income Taxes Owed by New News Corporation.

Each member of our consolidated group, which includes New News Corporation and each of our other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, 21st Century Fox or New News Corporation could be liable in the event any such liability is incurred, and not discharged, by any other member of our consolidated group. Under the terms of the tax sharing and indemnification agreement that we intend to enter into in connection with the distribution 21st Century Fox will be required to indemnify New News Corporation for any such liability. Disputes or assessments could arise during future audits by the IRS in amounts that we cannot quantify.

21st Century Fox Might Not Be Able to Engage in Desirable Strategic Transactions and Equity Issuances Following the Distribution Because of Certain Restrictions Relating to Requirements for Tax-Free Distributions for U.S. Federal Income Tax Purposes.

21st Century Fox’s ability to engage in significant strategic transactions and equity issuances may be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution. Even if the distribution otherwise qualifies for tax-free treatment under Section 355 of the Code, it may result in corporate level taxable gain to us under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or New News Corporation’s stock are acquired or issued as part of a plan or series of related transactions that includes the distribution.

To preserve the tax-free treatment of the distribution and the internal transactions in connection with the distribution for U.S. federal income tax purposes, under the tax sharing and indemnification agreement that we will enter into with New News Corporation, 21st Century Fox will be prohibited from taking or failing to take certain actions that may prevent the distribution and related transactions from being tax-free for U.S. federal income tax purposes. Further, for the two-year period following the distribution, 21st Century Fox may be prohibited from:

•	approving or allowing any transaction that results in a change in ownership of more than a specified percentage of our common stock,

•	a merger,

•	a redemption of equity securities exceeding 20% of its outstanding capital stock,

•	a sale or other disposition of certain businesses or a specified percentage of our assets, or

•	an acquisition of a business or assets with equity securities to the extent one or more persons would acquire in excess of a specified percentage of our common stock

These restrictions may limit 21st Century Fox’s ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business.

The Separation and Distribution Agreement May Restrict 21st Century Fox From Acquiring or Owning Certain Types of Assets in the U.S.

Under the FCC’s rules for determining ownership of the media assets described above, the Murdoch Family Trust’s ownership interest in both New News Corporation and 21st Century Fox following the distribution would generally result in each company’s businesses and assets being attributable to the Murdoch Family Trust for purposes of determining compliance with the Broadcast Ownership Rules. Consequently, 21st Century Fox’s future conduct, including the acquisition of any broadcast networks or stations, or any newspapers, in the same local markets in which New News Corporation owns or operates newspapers or has acquired television stations may affect New News Corporation’s ability to own and operate its newspapers or any television stations it acquires or otherwise comply with the Broadcast Ownership Rules. Therefore, we and New News Corporation will agree in the separation and distribution agreement that if 21st Century Fox acquires, after the Separation, newspapers, radio or television broadcast stations or television broadcast networks in the U.S. and such acquisition would impede or be reasonably likely to impede New News Corporation’s business, then 21st Century Fox will be required to take certain actions, including divesting assets, in order to permit New News Corporation to hold its media interests and to comply with such rules. This agreement will effectively limit the activities or strategic business alternatives available to 21st Century Fox if such activities or strategic business alternatives implicate the Broadcast Ownership Rules and would impede or be reasonably likely to impede New News Corporation’s business.

The Indemnification Arrangements We Enter Into With New News Corporation in Connection With the Distribution May Require 21st Century Fox to Divert Cash to Satisfy Indemnification Obligations to New News Corporation.

Pursuant to the separation and distribution agreement and certain other related agreements, 21st Century Fox will agree to indemnify New News Corporation for certain liabilities and New News Corporation will agree to indemnify 21st Century Fox for certain liabilities. As a result, 21st Century Fox could be required, under certain circumstances, to indemnify New News Corporation against certain liabilities to the extent such liabilities result from an action we or our affiliates take or from any breach of our or our affiliates’ representations, covenants or obligations under the separation and distribution agreement, tax sharing and indemnification agreement or any other agreement we enter into in connection with the distribution.

After the Distribution, Certain of 21st Century Fox’s Directors and Officers May Have Actual or Potential Conflicts of Interest Because of Their Equity Ownership in New News Corporation, and Certain of New News Corporation’s Officers and Directors May Have Actual or Potential Conflicts of Interest Because They Also Serve as Officers and/or on the Board of Directors of 21st Century Fox.

Following the distribution, certain of 21st Century Fox’s directors and executive officers may own shares of New News Corporation’s common stock, and the individual holdings may be significant for some of these individuals compared to their total assets. In addition, following the distribution, certain of 21st Century Fox’s officers and directors will also serve as officers and/or as directors of New News Corporation, including K. Rupert Murdoch, who will serve as New News Corporation Executive Chairman and the Chairman and Chief Executive Officer of 21st Century Fox, and Gerson Zweifach, who will serve as New News Corporation’s General Counsel and as Senior Executive Vice President and Group General Counsel of 21st Century Fox. This ownership or service to both companies may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for 21st Century Fox and New News Corporation.

For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between New News Corporation and 21st Century Fox regarding the terms of the agreements governing the internal reorganization, the distribution and the relationship thereafter between the companies, including with respect to the indemnification of certain matters. In addition to any other arrangements that 21st Century Fox and New News Corporation may agree to implement, 21st Century Fox and New News Corporation will agree that officers and directors who serve at both companies will recuse themselves from decisions where conflicts arise due to their positions at both companies.

11	Recent operational performance

Recent operational performance for the quarter ended December 31, 2012 includes:

Cable Network Programming

•

Double-digit revenue growth over the prior year quarter at the Regional Sports Networks (“RSNs”), Fox News Channel, FX Network and National Geographic Channels, partially offset by increased programming costs, including expanded college football and Ultimate Fighting Championship (“UFC”) coverage, as well as higher costs at the RSNs related to the benefit recognized in the prior year as a result of the National Basketball Association lockout.

•

Strong operating profit growth at the non-sports channels at FIC and STAR India, partially offset by the costs associated with the inaugural broadcasts of BCCI cricket and the adverse impact of the strengthened U.S. dollar.

•

Affiliate revenue growth at the domestic and international cable channels. Domestic network growth reflects higher rates across most networks, led by growth at the Fox News Channel and RSNs. International affiliate revenue increase reflects strong local currency growth at the non-sports channels at FIC and STAR India.

•	Growth of advertising revenue at the domestic cable channels driven by growth across most networks and improvement of the international cable channels’ advertising revenue.

•	Increased expenses due to increased sports programming costs, partially offset by reduced National Hockey League rights costs at the RSNs resulting from this season’s lockout.

•	Acquisition of a controlling 51% ownership stake in Eredivisie Media & Marketing CV, a media company that holds the collective media and sponsorship rights of the Dutch Premier League.

•	Acquisition of the remaining 50% interest in ESPN Star Sports (re-branded Fox Star Sports Asia) that the Company did not already own.

•	Acquisition of Sports Time Ohio, a RSN serving the Cleveland, Ohio market.

Filmed Entertainment

•

Successful worldwide theatrical performances of Taken 2 and of Life of Pi, which has grossed over $500 million in worldwide box office and was nominated for eleven Academy Awards including Best Picture.

•	Fox film studios garnered thirty-one Academy Award nominations, the most of any studio.

•	Successful worldwide home entertainment performance of Ice Age: Continental Drift.

Television

•

More than doubling of retransmission consent revenues and increased local advertising at the Fox Television Stations driven by political advertising revenues, partially offset by lower national advertising revenues, primarily reflecting lower primetime ratings at the Fox Broadcast Network.

Direct Broadcast Satellite Television

•

Sky Italia generated a quarterly segment operating loss driven by higher programming expenses, including nearly $30 million of rights costs primarily associated with expanded UEFA Champions and Europa League coverage.

•	Net reduction at Sky Italia of approximately 28,000 subscribers during the quarter, bringing total subscribers to 4.83 million.

Equity Interests and Other Investments

•	Acquisition of 49% equity interest in the Yankees Entertainment and Sports Network, a New York City-based RSN.

12	21st Century Fox pro forma historical financial information

12.1	Overview

The Company will complete the Separation by way of a distribution (the “Distribution”) of all of the issued and outstanding shares of New News Corporation common stock, on a pro rata basis, to the Company’s stockholders of record on the record date, subject to final approval from the Company’s Board of Directors, stockholder approval of certain amendments to the Company’s Restated Certificate of Incorporation, the receipt of certain regulatory approvals and other conditions being met. The date of the Distribution is referred to as the “Distribution Date”, and 21st Century Fox and New News Corporation will, subsequent to the Distribution, be two independent, publicly-traded companies trading on NASDAQ. The Distribution will be made pursuant to the separation and distribution agreement to be entered into in connection with the Separation.

After the Distribution Date, the Company will not own any equity interest in New News Corporation and, following such date, will not consolidate the financial results of New News Corporation for the purpose of its own financial reporting. The Company will file a Form 8-K with the Commission within four business days after the completion of the Separation, in which pro forma information reflecting the Separation as of and for the nine months ended March 31, 2013 and for the fiscal years ended June 30, 2012, 2011 and 2010 will be presented.

The unaudited pro forma consolidated financial statements of the Company have been derived from our historical consolidated financial statements and are being presented to give effect to the separation of New News Corporation into an independent, publicly-traded company. The unaudited pro forma consolidated balance sheet gives effect to these events as if they occurred as of December 31, 2012. The unaudited pro forma consolidated statements of operations reflect our results as if the separation of New News Corporation from the Company occurred on July 1, 2009. The following unaudited pro forma consolidated financial statements should be read in conjunction with our historical financial statements and accompanying notes which are available at the Commission’s web site at www.sec.gov and the Company’s web site at www.newscorp.com/investor.

The unaudited pro forma consolidated financial statements are not intended to be a complete presentation of the Company’s financial position or results of operations had the Separation and related transactions contemplated by the separation and distribution agreement and related agreements occurred as of and for the periods indicated. In addition, the unaudited pro forma consolidated financial statements are provided for illustrative and information purposes only, and are not necessarily indicative of the Company’s future results of operations or financial condition had the Separation been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions that the Company’s management believes are reasonable, that reflect the impacts of events directly attributable to the Separation and related transaction agreements that are factually supportable, and for purposes of the statements of operations, are expected to have a continuing impact on the Company.

12.2	Basis of preparation

The unaudited pro forma financial statements have been prepared in accordance with Regulation S-X, Article 11. The Company’s historical financial statements are included in and form the basis for the unaudited pro forma financial statements. The historical financial statements for the years ended June 30, 2012 and 2011 were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) and have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). The historical financial statements for the six months ended and as of December 31, 2012 are derived from the unaudited U.S. GAAP historical financial statements of the Company, which were reviewed in accordance with Statement of Auditing Standards No. 100 (“SAS 100”). In management’s opinion, the unaudited historical financial statements have been prepared on the same basis as the audited historical financial statements and include all adjustments, consisting only of ordinary recurring adjustments, necessary for a fair presentation of the information for the periods presented.

The unaudited pro forma consolidated statements of operations for the six months ended December 31, 2012 and for the fiscal years ended June 30, 2012, and 2011, respectively, reflect our results as if the events had occurred on July 1, 2009. The unaudited pro forma consolidated balance sheet gives effect to these events as if they occurred as of December 31, 2012. The unaudited pro forma consolidated financial statements give effect to the following:

•	the contribution by the Company to New News Corporation, pursuant to the Separation, of all the assets and liabilities that comprise the businesses of New News Corporation;

•

the expected transfers to and from New News Corporation, in connection with the Separation, of certain assets, including investments, and liabilities that were reflected in our historical consolidated financial statements;

•	costs incurred in connection with the Separation; and

•

the impact of, and transactions contemplated by, the separation and distribution agreement and the tax sharing and indemnification agreement between the Company and New News Corporation and the provisions contained therein.

The unaudited pro forma consolidated financial statements are subject to the assumptions and adjustments described in the accompanying notes. Our management believes that these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as we and New News Corporation finalize the terms of the separation and distribution agreement and the other agreements related to the Separation.

The unaudited pro forma consolidated statements of operations do not reflect material non-recurring charges following the Distribution related to the Separation as the Company does not anticipate incurring any such charges following the Distribution, with the exception of the expenses associated with the U.K. Newspaper Matters. Amounts related to the U.K. Newspaper Matters cannot be estimated at this point and thus no pro forma adjustment is required. (See Note (d) to the unaudited pro forma consolidated financial information.)

12.3	21st Century Fox unaudited pro forma consolidated statement of operations

News Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the six months ended December 31, 2012

(in millions, except per share data)

		Separation of
	News	New News	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		for
	Historical	(a)	for Separation		Separation
Revenues	$17,561	$(4,451)	$—		$13,110
Operating expenses	(10,717)	2,685	—		(8,032)
Selling, general and administrative	(3,276)	1,332	(82	) (b), (d)	(2,026)
Depreciation and amortization	(610)	254	—		(356)
Impairment and restructuring charges	(217)	177	—		(40)
Equity earnings of affiliates	364	(64)	1	(c)	301
Interest, net	(465)	(29)	—		(494)
Other, net	2,775	(1,207)	—		1,568

Income (loss) before income tax benefit (expense)	5,415	(1,303)	(81)		4,031
Income tax (expense) benefit	(661)	(45)	(3	) (i)	(709)

Net income (loss) from continuing operations	4,754	(1,348)	(84)		3,322
Less: Net income attributable to noncontrolling interests	(140)	21	—		(119)

Net income (loss) attributable to the Company, from continuing operations	$4,614	$(1,327)	$(84)		$3,203

Earnings Per Share
Basic	1.96				1.36
Diluted	1.96				1.36

Weighted-Average Shares Outstanding
Basic	2,353				2,353
Diluted	2,358				2,358

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

News Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended June 30, 2012

(in millions, except per share data)

		Separation of
	News	New News	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		for
	Historical	(a)	for Separation		Separation
Revenues	$33,706	$(8,654)	$—		$25,052
Operating expenses	(20,785)	5,122	—		(15,663)
Selling, general and administrative	(6,363)	2,644	(199	) (d)	(3,918)
Depreciation and amortization	(1,179)	468	—		(711)
Impairment and restructuring charges	(3,005)	2,763	—		(242)
Equity earnings of affiliates	730	(94)	4	(c)	640
Interest, net	(899)	(56)	—		(955)
Other, net	7	59	18	(e)	84

Income (loss) before income tax benefit (expense)	2,212	2,252	(177)		4,287
Income tax (expense) benefit	(805)	(289)	(6	) (i)	(1,100)

Net income (loss) from continuing operations	1,407	1,963	(183)		3,187
Less: Net income attributable to noncontrolling interests	(228)	35	—		(193)

Net income (loss) attributable to the Company, from continuing operations	$1,179	$1,998	$(183)		$2,994

Earnings Per Share
Basic	0.47				1.20
Diluted	0.47				1.20
Weighted-Average Shares Outstanding
Basic	2,499				2,499
Diluted	2,504				2,504

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

News Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended June 30, 2011

(in millions, except per share data)

		Separation of
	News	New News	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		for
	Historical	(a)	for Separation		Separation
Revenues	$33,405	$(9,173)	$—		$24,232
Operating expenses	(21,058)	5,312	—		(15,746)
Selling, general and administrative	(6,306)	2,547	(13	) (d)	(3,772)
Depreciation and amortization	(1,191)	414	—		(777)
Impairment and restructuring charges	(313)	25	—		(288)
Equity earnings of affiliates	462	(110)	4	(c)	356
Interest, net	(840)	(47)	—		(887)
Other, net	18	(47)	—		(29)

Income (loss) before income tax benefit (expense)	4,177	(1,079)	(9)		3,089
Income tax (expense) benefit	(1,029)	356	(1	) (i)	(674)

Net income (loss) from continuing operations	3,148	(723)	(10)		2,415
Less: Net income attributable to noncontrolling interests	(155)	26	—		(129)

Net income (loss) attributable to the Company, from continuing operations	$2,993	$(697)	$(10)		$2,286

Earnings Per Share
Basic	1.14				0.87
Diluted	1.14				0.87
Weighted-Average Shares Outstanding
Basic	2,625				2,625
Diluted	2,633				2,633

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

12.4	21st Century Fox unaudited pro forma consolidated balance sheet

News Corporation

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2012

(in millions)

		Separation of
	News	New News	Pro Forma		Pro Forma
	Corporation	Corporation	Adjustments		for
	Historical	(a)	for Separation		Separation
Assets:
Current assets:
Cash and cash equivalents	$7,806	$(742)	$(1,819	) (f)	$5,245
Accounts receivables, net	7,760	(1,656)	19	(h)	6,123
Inventories, net	3,282	(292)	—		2,990
Other	896	(475)	—		421

Total current assets	19,744	(3,165)	(1,800)		14,779

Receivables	449	(2)	—		447
Investments	7,441	(3,176)	(135	) (c)	4,130
Inventories, net	5,024	(31)	—		4,993
Property, plant and equipment, net	5,857	(3,315)	—		2,542
Intangible assets	7,149	(2,697)	—		4,452
Goodwill	15,875	(3,710)	—		12,165
Other non-current assets	1,206	(516)	—		690

Total assets	$62,745	$(16,612)	$(1,935)		$44,198

Liabilities and Equity:
Current liabilities:
Borrowings	$273	$—	$—		$273
Accounts payable, accrued expenses and other current liabilities	5,260	(1,440)	102	(d), (h)	3,922
Participations, residuals and royalties payable	1,899	(169)	—		1,730
Program rights payable	1,665	—	—		1,665
Deferred revenue	1,163	(408)	—		755

Total current liabilities	10,260	(2,017)	102		8,345

Borrowings	16,184	—	—		16,184
Other liabilities	4,200	(893)	(60	) (g)	3,247
Deferred income taxes	2,447	(1,110)	—		1,337
Redeemable noncontrolling interests	649	—	—		649
Commitments and contingencies	—	—	—		—

Total liabilities	33,740	(4,020)	42		29,762
Total equity	29,005	(12,592)	(1,977	) (j)	14,436

Total liabilities and equity	$62,745	$(16,612)	$(1,935)		$44,198

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

12.5	Notes to the Unaudited Pro Forma Consolidated Financial Statements

a)	Reflects the operations, assets, liabilities and equity of New News Corporation, formerly the newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia businesses of the Company, and all of the common stock of New News Corporation will be distributed on the Distribution Date on a pro rata basis to the Company’s stockholders of record as of the record date.

Included in this column is the investment in Sky Network Television Ltd which was sold in March 2013 and consequently does not affect continuing operations.

Excluded from these amounts are certain general corporate overhead expenses not specifically related to New News Corporation. Such general corporate expenses do not meet the requirements to be presented in discontinued operations under U.S. GAAP, and thus will be presented as part of the Company’s continuing operations.

The provision for income taxes was determined using the U.S. GAAP intraperiod allocation rules.

b)	Reflects the removal of $28 million of costs directly related to the Separation that were incurred during the historical periods, but are non-recurring in nature. These costs were primarily for accounting, legal, consulting and advisory fees.
c)	Adjustment reflects the removal of certain investments in Asia of approximately $135 million that we expect to contribute to New News Corporation prior to the Distribution in connection with the internal reorganization. These investments are principally cost-based.
d)	Reflects an adjustment related to the indemnification of certain liabilities related to the U.K. Newspaper Matters pursuant to the separation and distribution agreement. The separation and distribution agreement provides that the Company will indemnify New News Corporation for payments made after the Distribution Date arising out of civil claims and investigations relating to the U.K. Newspaper Matters, subject to New News Corporation’s compliance with certain agreements regarding our control over the civil U.K. Newspaper Matters and consenting to settlements proposed by us, as well as legal and professional fees and expenses paid in connection with the criminal matters. Adjustment reflects the recognition of expenses related to the indemnification of U.K. Newspaper Matters in the amount of $110 million for the period ended December 31, 2012, $199 million for the year ended June 30, 2012 and $13 million for the year ended June 30, 2011 previously recognized by New News Corporation’s businesses and an accrual of $70 million recorded by New News Corporation for the estimate of the indemnification liability based on the claims that have been filed and costs incurred as of December 31, 2012.
e)	Adjustment primarily reflects the $18 million reversal of the write-off recorded during the year ended June 30, 2012 related to an investment in Australia as this investment is expected to be contributed to New News Corporation prior to the Distribution in connection with the internal reorganization.
f)	Reflects the net cash contribution immediately prior to the Distribution by the Company to New News Corporation, based upon the anticipated post-Distribution capital structure for New News Corporation and pursuant to the terms of the separation and distribution agreement, of approximately $1.8 billion. New News Corporation’s cash balance is expected to be approximately $2.6 billion upon the Distribution.
g)	Represents the assets and liabilities formerly associated with the Company-sponsored shared pension plans and other employee benefit arrangements for the known New News Corporation employees. Certain of New News Corporation’s U.S. employees participate in defined benefit pension plans sponsored by the Company. Upon completion of the Separation, New News Corporation will assume obligations associated with its active employees and provide the benefits directly to its employees, and accordingly the Company will transfer to New News Corporation plan liabilities in the amount of $117 million and assets in the amount of $57 million associated with these active employees.

h)	Adjustment reflects the elimination of intercompany activity generally transacted at cost between the Company and New News Corporation that will be reflected as third party transactions subsequent to the Distribution.
i)	In determining the tax rate to apply to our pro forma adjustments, we used the applicable statutory rate based on the jurisdiction in which the adjustment relates. If the adjustment relates to an item that would not be subject to tax in that particular jurisdiction, we did not provide any tax effect.

The adjustments related to the indemnification of certain liabilities related to the U.K. Newspaper Matters pursuant to the separation and distribution agreement of $110 million for the six months ended December 31, 2012, $199 million for the year ended June 30, 2012, and $13 million for the year ended June 30, 2011, respectively, result in a capital loss for tax purposes. However, the recognition of the related tax benefit is deferred because it is not more likely than not that such benefit will be realized. In addition, the adjustment related to the removal of $28 million of Separation costs from the six months ended December 31, 2012 includes two components. The first component of $20 million of these costs was not deductible and therefore has no tax effect. The second component of $8 million is deductible and was tax-effected using the U.S. combined income tax rate of 38%. Also, the adjustment to remove certain investments in Asia that are expected to be contributed to New News Corporation prior to the Distribution in connection with the internal reorganization was tax- effected using the applicable statutory income tax rates of the jurisdictions in which these investments are held.

The internal reorganization will result in the recognition of significant built-in losses and gains by the Company (through its U.S. federal consolidated group). It is expected that the losses will exceed the gains recognized. However, the recognition of the tax benefit of such losses is deferred because it is not more likely than not that such benefit will be realized, as realization of such capital losses is dependent on the generation of capital gain income in order to utilize such losses.

j)	Stockholders’ equity was adjusted as a result of adjustments (c), (d), (f), (g), and (h).

13	Management and Board of Directors

13.1	Executive Officers

The executive officers of the Company are set forth below.

K. Rupert Murdoch

Chairman and Chief Executive Officer

•	K. Rupert Murdoch AC has been Chief Executive Officer of the Company since 1979 and its Chairman since 1991.

•

Mr. K.R. Murdoch served as a Director of BSkyB from 1990 to 2007, as a Director of Gemstar-TV Guide International Inc. (“Gemstar-TV Guide”) from 2001 to 2008 and as a Director of The DIRECTV Group, Inc. (“DIRECTV”) from 2003 to 2008.

•	Mr. K.R. Murdoch will serve as Executive Chairman of New News Corporation.

Chase Carey

Deputy Chairman, President and Chief Operating Officer

•	Chase Carey has been the President and Chief Operating Officer of the Company and Deputy Chairman of the Board since July 2009.

•

Mr. Carey previously served the Company in numerous roles beginning in 1988, including as Co-Chief Operating Officer from 1996 to 2002, as a consultant from 2002 to 2003 and as a Director from 1996 to 2007.

•

Mr. Carey has served as the Chairman of the Supervisory Board of Sky Deutschland AG, a German pay-television operator and affiliate of the Company, since July 2010. Since 2013, Mr. Carey has served as a Director of BSkyB, where he previously served as a Director from 2003 to 2008.

•	Mr. Carey served as a President and Chief Executive Officer and a Director of DIRECTV from 2003 to 2009. Mr. Carey also served as a Director of Yell Finance B.V. from 2004 to 2007.

James R. Murdoch

Director and Deputy Chief Operating Officer and Chairman and CEO, International

•

James R. Murdoch has been a Director of the Company since 2007 and its Deputy Chief Operating Officer and Chairman and CEO, International since 2011, after serving as the Company’s Chairman and Chief Executive, Europe and Asia beginning in 2007.

•

Mr. J.R. Murdoch was the Chief Executive Officer of BSkyB from 2003 to 2007. Mr. J.R. Murdoch has served as a Director of BSkyB since 2003 and served as its Non-Executive Chairman from 2007 to April 2012.

•

Mr. J.R. Murdoch was the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of the Company, from 2000 to 2003. Mr. J.R. Murdoch previously served as an Executive Vice President of the Company, and served as a member of the Board from 2000 to 2003.

•	Mr. J.R. Murdoch served as a Director of GlaxoSmithKline plc from 2009 to May 2012 and as a Director of Sotheby’s from 2010 to May 2012.

David F. DeVoe

Director and Senior Executive Vice President and Chief Financial Officer

•	David F. DeVoe has been a Director of the Company and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of the Company since 1996.

•	Mr. DeVoe has been a Director of BSkyB since 1994.

•	He served as a Director of Gemstar-TV Guide from 2001 to 2008 and as a Director of DIRECTV from 2003 to 2008.

Gerson Zweifach

Senior Executive Vice President and Group General Counsel

•	Gerson Zweifach has been a Senior Executive Vice President and Group General Counsel of the Company since February 2012. He also serves as Chief Compliance Officer of the Company.

•	Mr. Zweifach served as an attorney at Williams & Connolly LLP where he was a partner from 1988 to February 2012 and currently serves as Of Counsel.

•	Mr. Zweifach has been a member of the Bar of the District of Columbia since 1981 and the Bar of the State of New York since 1980.

•	Mr. Zweifach will serve as General Counsel of New News Corporation.

13.2	Board of Directors Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as currently required under the existing rules of the Exchange Act and NASDAQ. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at www.newscorp.com/corp_gov/bc.html and are available in print to any stockholder requesting a paper copy of these documents from the Corporate Secretary. The Company does not anticipate any changes following the Separation to the Board’s committees or their respective charters and responsibilities.

13.3	Directors

The Company expects that certain directors of the Company will resign as of the Separation and become directors of New News Corporation, and the Company will seek to identify appropriate candidates to replace such directors on the board of directors of 21st Century Fox. The biographies of the directors of the Company not listed above are set forth below.

José María Aznar

•	José María Aznar has been a Director of the Company since 2006 and is a member of the Nominating and Corporate Governance Committee.

•	Mr. Aznar has been the President of the Foundation for Social Studies and Analysis since 1989.

•

Mr. Aznar was a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University from 2004 to 2011. Since 2011, he has been a Distinguished Fellow at the Johns Hopkins University Paul H. Nitze School of Advanced International Studies, where he is also Chairman of the Atlantic Basin Initiative.

•	Mr. Aznar has served as a member of the International Advisory Board of Barrick Gold Corporation since 2011.

•

Mr. Aznar is the Honorific President of the Partido Popular of Spain and served as its Executive President from 1990 to 2004. Mr. Aznar was a member of The State Council of Spain from 2005 to 2006. Mr. Aznar served as the President of Spain from 1996 to 2004.

Natalie Bancroft

•	Natalie Bancroft has been a Director of the Company since 2007 and is a member of the Nominating and Corporate Governance Committee.

•	Ms. Bancroft is a professionally trained opera singer, has studied journalism and is a graduate of L’Institut de Ribaupierre in Lausanne, Switzerland.

Peter L. Barnes

•	Peter L. Barnes has been a Director of the Company since 2004 and serves as a member of the Audit and the Compensation Committees.

•	Mr. Barnes has been a Director of Metcash Limited since 1999, serving as its Chairman since 2010.

•	Mr. Barnes was a Director of Ansell Limited from 2001 to 2012 and was its Chairman from 2005 to 2012.

•

Mr. Barnes served in various senior management positions in the United States, the United Kingdom and Asia at Philip Morris International Inc. from 1971 to 1998, including as President of Philip Morris Asia Inc.

James W. Breyer

•	James W. Breyer has been a Director of the Company since 2011 and serves as Chairman of the Compensation Committee.

•

Mr. Breyer has been a Partner of Accel Partners, a venture capital firm, since 1987 and is the Founder and Chief Executive Officer of Breyer Capital, a global diversified investment firm. Mr. Breyer is also a co-founder and has been co-lead on the strategic investment committee since inception of the IDG-Accel China Funds.

•	Mr. Breyer was elected as a fellow in February 2013 to the join the Harvard Corporation, the University’s senior governing body.

•

Mr. Breyer has been a Director of Wal-Mart Stores, Inc. since 2001 and currently serves as its Presiding Director. Since 2009, Mr. Breyer has served as a Director of Dell Inc. where he is the Chairman of its Finance Committee. Since 2005, Mr. Breyer has served as a Director of Facebook where he is the Chairman of the Compensation Committee. Since 2000, Mr. Breyer has served as a Director of ModelN. Mr. Breyer serves as a Director of several privately-held companies including Legendary Pictures and Etsy. He previously served as a Director of Marvel Entertainment, Inc. from 2006 to 2009, a Director of RealNetworks, Inc. from 1995 to 2008 and a Director of Brightcove from 2005 to 2013.

Elaine L. Chao

•	Elaine L. Chao has been a Director of the Company since 2012 and serves as a member of the Nominating and Corporate Governance Committee.

•	Ms. Chao has been a Distinguished Fellow at The Heritage Foundation, a research and educational organization based in Washington D.C., since 2009.

•	She previously served as the U.S. Secretary of Labor from 2001 to 2009. Ms. Chao also served as the President and Chief Executive Officer of United Way of America from 1992 to 1996.

•	Her prior government service includes serving as Director of the Peace Corps and as Deputy Secretary at the U.S. Department of Transportation.

•	Prior to her government service, she was Vice President of Syndications at Bank of America and a banker with Citicorp, N.A.

•	Ms. Chao has served as a Director of Dole Food Company, Inc. since 2009 and as a Director of Wells Fargo & Company and Protective Life Corporation since 2011.

Viet Dinh

•

Viet Dinh has been a Director of the Company since 2004 and serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. He also oversees and reports to the Board on the work of the Management and Standards Committee that was created by the Company to have oversight of, and take responsibility for, all matters related to The News of the World phone hacking case.

•	Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996.

•	Mr. Dinh is a Member of Bancroft PLLC, a law firm he founded in 2003.

•	Mr. Dinh has acted as General Counsel and Corporate Secretary of Strayer Education, Inc. (“Strayer”) since 2010 through Strayer’s engagement of Bancroft PLLC.

•

Mr. Dinh has served as a Director of Revlon, Inc. since June 2012. He served as a Director of M&F Worldwide Corp., which ceased to be a public reporting company in 2011, from 2007 to 2011, and as a Director of The Orchard Enterprises, Inc., which ceased to be a public reporting company in 2010, from 2007 to 2010.

Sir Roderick I. Eddington

•

Sir Roderick I. Eddington has been a Director of the Company since 1999 and the Lead Director since 2006, and serves as the Chairman of the Audit Committee and as a member of the Compensation Committee.

•	Sir Roderick Eddington has served as Non-Executive Chairman, Australia and New Zealand of J.P. Morgan since 2006.

•	He served as a Director and the Chief Executive of British Airways Plc from 2000 to 2005 and as the Managing Director of Cathay Pacific Airways from 1992 to 1996.

•

Sir Roderick Eddington has been a Director of John Swire & Sons Pty Ltd since 1997, a Director of CLP Holdings Limited since 2006, and a Director of Lion Pty Ltd since 2011 and its Chairman since April 2012.

•	Sir Roderick Eddington served as a Director of Allco Finance Group Limited from 2006 to 2009 and as a Director of Rio Tinto plc from 2005 to 2011.

Joel I. Klein

•	Joel I. Klein has been a Director and Executive Vice President, Office of the Chairman of the Company and Chief Executive Officer of Amplify, the education division of the Company, since 2011.

•	He was the New York City schools chancellor from 2002 through 2010.

•	He was the U.S. Chairman and Chief Executive Officer of Bertelsmann, Inc. and Chief U.S. Liaison Officer to Bertelsmann AG from 2001 to 2002.

•	Mr. Klein also served with the Clinton administration in a number of roles, including Deputy White House Counsel from 1993 to 1995.

•	Mr. Klein has served as a Director of Boston Properties, Inc. since January 2013.

Lachlan K. Murdoch

•	Lachlan K. Murdoch has been a Director of the Company since 1996.

•

Mr. L.K. Murdoch has served as a Director of Ten Network Holdings Limited since 2010 and as its Non-Executive Chairman since February 2012, after serving as its Acting Chief Executive Officer from 2011 to January 2012.

•	Mr. L.K. Murdoch has served as the Executive Chairman of Illyria Pty Ltd, a private investment company, since 2005. He has served as Executive Chairman of DMG Radio Australia since 2009.

•	Mr. L.K. Murdoch served as an advisor to the Company from 2005 to 2007, and served as its Deputy Chief Operating Officer from 2000 to 2005.

Álvaro Uribe

•	Álvaro Uribe has been a Director of the Company since 2012 and serves as a member of the Compensation Committee.

•	Mr. Uribe served as the President of Colombia from 2002 to 2010 after holding a number of political offices including Senator of Colombia from 1986 to 1994 and Governor of Antioquia from 1995 to 1997.

•	Mr. Uribe has served as a member of the International Advisory Council of J.P. Morgan since 2011.

•	From 2010 to 2011, Mr. Uribe was a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University and was a Vice Chairman of a United Nations investigation panel.

Arthur M. Siskind and Stanley S. Shuman each serves as a Director Emeritus.

14	Compensation

The compensation of the Company’s executive officers and directors for the fiscal year ended June 30, 2012 is set forth in the Company’s proxy statement filed with the Commission on September 4, 2012. In addition, on April 26, 2013, the Company filed with the Commission a Current Report on Form 8-K disclosing, among other things, Mr. K.R. Murdoch’s fiscal 2014 target total direct compensation for his role as Chairman and Chief Executive Officer of 21st Century Fox. No decisions have been made with regard to future compensation of the Company’s other executive officers and directors following the Separation.

15	Legal Proceedings

Shareholder Litigation

Delaware

On March 16, 2011, a complaint seeking to compel the inspection of the Company’s books and records pursuant to 8 Del. C. § 220, captioned Central Laborers Pension Fund v. News Corporation, was filed in the Delaware Court of Chancery. The plaintiff requested the Company’s books and records to investigate alleged possible breaches of fiduciary duty by the directors of the Company in connection with the Company’s purchase of Shine (the “Shine Transaction”). The Company moved to dismiss the action. On November 30, 2011, the court issued an order granting the Company’s motion and dismissing the complaint. The plaintiff filed a notice of appeal on December 13, 2011. The Delaware Supreme Court heard argument on the fully-briefed appeal on April 18, 2012 and issued a decision on May 29, 2012 in which it affirmed the Court of Chancery’s dismissal of the complaint.

Also on March 16, 2011, two purported shareholders of the Company, one of which was Central Laborers Pension Fund, filed a derivative action in the Delaware Court of Chancery, captioned The Amalgamated Bank v. Murdoch, et al. (the “Amalgamated Bank Litigation”). The plaintiffs alleged that both the directors of the Company and Rupert Murdoch as a “controlling shareholder” breached their fiduciary duties in connection with the Shine Transaction. The suit named as defendants all directors of the Company, and named the Company as a nominal defendant. Similar claims against the same group of defendants were filed in the Delaware Court of Chancery by a purported shareholder of the Company, New Orleans Employees’ Retirement System, on March 25, 2011 (the “New Orleans Employees’ Retirement Litigation”). Both the Amalgamated Bank Litigation and the New Orleans Employees’ Retirement Litigation were consolidated on April 6, 2011 (the “Consolidated Action”), with The Amalgamated Bank’s complaint serving as the operative complaint. The Consolidated Action was captioned In re News Corp. Shareholder Derivative Litigation. On April 9, 2011, the court entered a scheduling order governing the filing of an amended complaint and briefing on potential motions to dismiss.

Thereafter, the plaintiffs in the Consolidated Action filed a Verified Consolidated Shareholder Derivative and Class Action Complaint (the “Consolidated Complaint”) on May 13, 2011, seeking declaratory relief and damages. The Consolidated Complaint largely restated the claims in The Amalgamated Bank’s initial complaint and also raised a direct claim on behalf of a purported class of Company shareholders relating to the possible addition of Elisabeth Murdoch to the Company’s Board. The defendants filed opening briefs in support of motions to dismiss the Consolidated Complaint on June 10, 2011, as contemplated by the court’s scheduling order. On July 8, 2011, the plaintiffs filed a Verified Amended Consolidated Shareholder Derivative and Class Action Complaint (the “Amended Complaint”). In addition to the claims that were previously raised in the Consolidated Complaint, the Amended Complaint brought claims relating to the alleged acts of voicemail interception at The News of the World (the “NoW Matter”). Specifically, the plaintiffs claimed in the Amended Complaint that the directors of the Company failed in their duty of oversight regarding the NoW Matter.

On July 15, 2011, another purported stockholder of the Company filed a derivative action captioned Massachusetts Laborers’ Pension & Annuity Funds v. Murdoch, et al., in the Delaware Court of Chancery (the “Mass. Laborers Litigation”). The complaint names as defendants the directors of the Company and the Company as a nominal defendant. The plaintiffs’ claims are substantially similar to those raised by the Amended Complaint in the Consolidated Action. Specifically, the plaintiff alleged that the directors of the Company have breached their fiduciary duties by, among other things, approving the Shine Transaction and for failing to exercise proper oversight in connection with the NoW Matter. The plaintiff also brought a breach of fiduciary duty claim against Rupert Murdoch as “controlling shareholder,” and a waste claim against the directors of the Company. The action seeks as relief damages, injunctive relief, fees and costs. On July 25, 2011, the plaintiffs in the Consolidated Action requested that the court consolidate the Mass. Laborers Litigation into the Consolidated Action. On August 24, 2011, the Mass. Laborers Litigation was consolidated with the Consolidated Action.

On September 29, 2011, the plaintiffs filed a Verified Second Amended Consolidated Shareholder Derivative and Class Action Complaint (“Second Amended Complaint”). In the Second Amended Complaint, the plaintiffs removed their claims involving the possible addition of Elisabeth Murdoch to the Company’s Board, added some factual allegations to support their remaining claims and added a claim seeking to enjoin a buyback of Common B shares to the extent it would result in a change of control. The Second Amended Complaint seeks declaratory relief, an injunction preventing the buyback of Class B shares, damages, pre- and post-judgment interest, fees and costs.

The defendants filed a motion to dismiss the Second Amended Complaint. The hearing on the defendants’ fully-briefed motion to dismiss was postponed to allow further briefing by plaintiffs after the Cohen Litigation, which is defined and described below, was consolidated with the Consolidated Action.

On March 2, 2012, another purported stockholder of the Company filed a derivative action captioned Belle M. Cohen v. Murdoch, et al., in the Delaware Court of Chancery (the “Cohen Litigation”). The complaint names as defendants the directors of the Company and the Company as a nominal defendant. The complaint’s claims and allegations pertain to the NoW Matter and are substantially similar to the NoW Matter allegations raised in the Second Amended Complaint in the Consolidated Action. The complaint asserts causes of action against the defendants for alleged breach of fiduciary duty, gross mismanagement, contribution and indemnification, abuse of control, and waste of corporate assets. The action seeks as relief damages, fees and costs. On March 20, 2012, the Cohen Litigation was consolidated with the Consolidated Action.

On June 18, 2012, the plaintiffs in the Consolidated Action filed a Verified Third Amended Consolidated Shareholder Derivative Complaint (the “Third Amended Complaint”). The Third Amended Complaint alleges claims against director defendants for breach of fiduciary duty arising from the Shine Transaction; against Rupert Murdoch for breach of fiduciary duty as the purported controlling shareholder of the Company in connection with the Shine Transaction; against director defendants for breach of fiduciary duty arising from their purported failure to investigate illegal conduct in the NoW Matter and allegedly permitting the Company to engage in a cover up; against certain defendants for breach of fiduciary duty in their capacity as officers arising from a purported failure to investigate illegal conduct in the NoW Matter and allegedly permitting the Company to engage in a cover up; and against James Murdoch for breach of fiduciary duty for allegedly engaging in a cover up related to the NoW Matter. The class action claim asserted in the Second Amended Complaint pertaining to the buyback of Common B shares and the relief related to that claim were removed. The Third Amended Complaint seeks a declaration that the defendants violated their fiduciary duties, damages, pre- and post-judgment interest, fees and costs.

On July 18, 2012, the defendants renewed their postponed motion to dismiss in the Consolidated Action, and in support thereof, they filed supplemental briefing directed towards the allegations of the Third Amended Complaint. Plaintiffs’ response was filed on August 8, 2012. A hearing on the fully briefed motion was held in Chancery Court on September 19, 2012. The Court reserved decision.

On April 17, 2013, the parties reached an agreement in principle to settle the Consolidated Action. Pursuant to the terms of that settlement, which is subject to the approval of the Delaware Court of Chancery after notice to the stockholders and a hearing, the parties agreed that the director defendants in the Consolidated Action would cause to be paid on their behalf the amount of $139 million to the Company, minus any attorneys’ fees and expenses awarded by the Court to the plaintiffs’ counsel. Such amount is to be paid from an escrow account created for the benefit of the director defendants pursuant to an agreement reached between the defendants and their directors’ and officers’ liability insurers for the payment of insurance proceeds, subject to a claims release. In addition to the payment to the Company, the settlement contemplates that the Company will build on corporate governance and compliance enhancements which the Company has implemented in the past year. These would remain in effect at least through December 31, 2016, and would be applicable to both 21st Century Fox and New News Corporation. The Memorandum of Understanding related to the settlement has been filed with the Court. In addition to requiring the approval of the Delaware Court of Chancery, the settlement will not become effective unless the Shields Litigation, the Iron Workers Litigation and the Stricklin Litigation (each as described below under the heading “Shareholder Litigation – Southern District of New York”) are also dismissed.

On May 30, 2012, a purported stockholder of the Company filed a class action lawsuit in the Delaware Court of Chancery on behalf of all non-U.S. stockholders of the Company’s Class B shares, captioned Första Ap-Fonden v. News Corporation, et al. The plaintiff alleges that, by temporarily suspending 50% of the voting rights of the Class B shares held by non-U.S. stockholders to remain in compliance with U.S. governing broadcast licenses (the “Suspension”), the Company and the Board violated the Company’s charter and the General Corporation Law of the State of Delaware (“DGCL”) and the directors breached their fiduciary duties, both in approving the Suspension and in failing to monitor the Company’s ownership by non-U.S. stockholders. The complaint named as defendants the Company and all directors of the Company at the time of the Suspension. The complaint sought a declaration that the defendants violated the Company’s charter and the DGCL, a declaration that the directors breached their fiduciary duties, a declaration that the Suspension is invalid and unenforceable, an injunction of the Suspension, damages, fees, and costs. On June 11, 2012, the defendants filed an opening brief in support of a motion to dismiss the complaint in its entirety. On August 2, 2012, the plaintiff filed a Verified Amended and Supplemented Class Action Complaint (the “Amended and Supplemented Complaint”). The Amended and Supplemented Complaint seeks a declaration that the defendants violated the Company’s charter and the DGCL, a declaration that the directors breached their fiduciary duties, a declaration that the Suspension is invalid and unenforceable, an injunction of the Suspension, a declaration that non-U.S. stockholders of the Company’s Class B shares are entitled to vote all of their shares on the Proposed Separation Transaction, damages, fees, and costs. On August 28, 2012, the parties entered into a Memorandum of Understanding providing for an agreement in principle to settle the lawsuit. The Memorandum of Understanding, which was filed with the Court on September 5, 2012, provides in pertinent part: (i) within 5 business days after receiving Court approval, the Company will file a petition with the FCC requesting permission to comply with law governing broadcast licenses for any meeting of stockholders by (a) determining the number of shares held by foreign stockholders that are present at the meeting and that would be entitled to vote but for the Suspension, and (b) counting as votes cast all voted shares held by foreign stockholders, up to a total of 25% of the shares voted; (ii) the Company’s Audit Committee will determine on at least an annual basis the total number of voting shares held by non-U.S. citizens and will have the power to modify or eliminate any then-existing suspension; the Company will disclose this information in its annual proxy materials and (iii) the Company will not consent to amend, modify or terminate the Murdoch Family Interests agreement without prior approval of the Audit Committee, which in the case of any vote related to the Proposed Separation Transaction, must be unanimous. The settlement is subject to Court approval after notice to the stockholders and a hearing. The Stipulation of Settlement was filed with the Court on November 30, 2012. On December 10, 2012, the Court entered a Scheduling Order, which, among other things, set the settlement hearing for April 26, 2013, and approved the form of Notice of Pendency of Class Action, Proposed Settlement of Class Action, Settlement Hearing, and Right to Appear, which has been distributed to holders of the Company’s Class B Common Stock in accordance with the Scheduling Order. At a hearing held on April 26, 2013, the Court approved the settlement and dismissed the action with prejudice.

Southern District of New York

On July 18, 2011, a purported shareholder of the Company filed a derivative action captioned Shields v. Murdoch, et al. (“Shields Litigation”), in the United States District Court for the Southern District of New York. The plaintiff alleged violations of Section 14(a) of the Securities Exchange Act, as well as state law claims for breach of fiduciary duty, gross mismanagement, waste, abuse of control and contribution/indemnification arising from, and in connection with, the NoW Matter. The complaint names the directors of the Company as defendants and names the Company as a nominal defendant, and seeks damages and costs. On August 4, 2011, the plaintiff filed an amended complaint. The plaintiff seeks compensatory damages, an order declaring the October 15, 2010 shareholder vote on the election of the Company’s directors void; an order setting an emergency shareholder vote date for election of new directors; an order requiring the Company to take certain specified corporate governance actions; and an order (i) putting forward a shareholder vote resolution for amendments to the Company’s Article of Incorporation and (ii) taking such other action as may be necessary to place before shareholders for a vote on corporate governance policies that: (a) appoint a non-executive Chair of the Board who is not related to the Murdoch family or extended family; (b) appoint an independent Chair of the Board’s Audit Committee; (c) appoint at least three independent directors to the Governance and Nominating Committees; (d) strengthen the Board’s supervision of financial reporting processes and implement procedures for greater shareholder input into the policies and guidelines of the Board; and (e) appropriately test and strengthen the internal and audit control functions.

On July 19, 2011, a purported class action lawsuit captioned Wilder v. News Corp., et al. (“Wilder Litigation”), was filed on behalf of all purchasers of the Company’s common stock between March 3, 2011 and July 11, 2011, in the United States District Court for the Southern District of New York. The plaintiff brought claims under Section 10(b) and Section 20(a) of the Securities Exchange Act, alleging that false and misleading statements were issued regarding the NoW Matter. The suit names as defendants the Company, Rupert Murdoch, James Murdoch and Rebekah Brooks, and seeks compensatory damages, rescission for damages sustained, and costs.

On July 22, 2011, a purported shareholder of the Company filed a derivative action captioned Stricklin v. Murdoch, et al. (“Stricklin Litigation”), in the United States District Court for the Southern District of New York. The plaintiff brought claims for breach of fiduciary duty, gross mismanagement, and waste of corporate assets in connection with, among other things, (i) the NoW Matter; (ii) News America’s purported payments to settle allegations of anti-competitive behavior; and (iii) the Shine Transaction. The action names as defendants the Company, Les Hinton, Rebekah Brooks, Paul Carlucci and the directors of the Company. On August 3, 2011, the plaintiff served a motion for expedited discovery and to appoint a conservator over the Company, which defendants objected to. The motion has not been formally calendared and there is no briefing schedule yet. On August 16, 2011, the plaintiffs filed an amended complaint. The plaintiff seeks various forms of relief including compensatory damages, injunctive relief, disgorgement, the award of voting rights to Class A shareholders, the appointment of a conservator over the Company to oversee the Company’s responses to investigations and litigation related to the NoW Matter, fees and costs.

On August 10, 2011, a purported shareholder of the Company filed a derivative action captioned Iron Workers Mid-South Pension Fund v. Murdoch, et al. (“Iron Workers Litigation”), in the United States District Court for the Southern District of New York. The plaintiff brought claims for breach of fiduciary duty, waste of corporate assets, unjust enrichment and alleged violations of Section 14(a) of the Securities Exchange Act in connection with the NoW Matter. The action names as defendants the Company, Les Hinton, Rebekah Brooks and the directors of the Company. The plaintiff seeks various forms of relief including compensatory damages, voiding the election of the director defendants, an order requiring the Company to take certain specified corporate governance actions, injunctive relief, restitution, fees and costs.

The Wilder Litigation, the Stricklin Litigation and the Iron Workers Litigation are all now before the judge in the Shields Litigation. On November 21, 2011, the court issued an order setting a briefing schedule for the defendants’ motion to stay the Stricklin Litigation, the Iron Workers Litigation and the Shields Litigation pending the outcome of the consolidated action pending in the Delaware Court of Chancery. On September 18, 2012, the Court denied the motion as to two of the cases and dismissed the third with leave to replead, which plaintiff has done. Specifically, on October 4, 2012, Stricklin filed a Second Amended Complaint that added a claim under Section 14(a) of the Securities Exchange Act challenging the disclosures in the Company’s definitive proxy statements issued during the years of 2005 through 2012. The plaintiff seeks, among other things, to void the election of the director defendants at the Company’s 2012 annual meeting. The plaintiffs in Shields, Stricklin and Iron Workers have requested a pre-motion conference to address the potential consolidation of these derivative actions and a briefing schedule regarding the potential leadership structure for the plaintiffs. The pre-motion conference has not yet been scheduled. In the Wilder Litigation, on June 5, 2012, the court issued an order appointing the Avon Pension Fund (“Avon”) as lead plaintiff and Robbins Geller Rudman & Dowd as lead counsel. Thereafter, on July 3, 2012, the court issued an order providing that an amended consolidated complaint shall be filed by July 31, 2012. Avon filed an amended consolidated complaint on July 31, 2012, which among other things, added as defendants NI Group Limited and Les Hinton, and expanded the class period to include February 15, 2011 to July 18, 2011. Defendants filed their motion to dismiss on September 25, 2012, plaintiffs’ opposition was filed November 6, 2012 and defendants’ reply was filed November 30, 2012. The motion is pending.

The Company’s management believes these shareholder claims are entirely without merit, and intends to vigorously defend these actions. The settlement of the Consolidated Action (described above under the heading “Shareholder Litigation – Delaware”) will not become effective unless the Shields Litigation, the Iron Workers Litigation and the Stricklin Litigation are also dismissed.

The News of the World Investigations and Litigation

U.K. and U.S. regulators and governmental authorities continue to conduct investigations initiated in 2011 with respect to the U.K. Newspaper Matters. The Company is cooperating with these investigations.

The Company has admitted liability in many civil cases related to the phone hacking allegations and has settled many cases. The Company also announced a private compensation scheme under which parties could pursue claims against the Company. No additional civil claims may be brought under the compensation scheme after April 8, 2013.

The Company is not able to predict the ultimate outcome or cost of the civil claims or criminal matters. The Company incurred legal and professional fees related to the U.K. Newspaper Matters and costs for civil settlements totaling approximately $110 million and $90 million during the six months ended December 31, 2012 and 2011, respectively. As of December 31, 2012, the Company has provided for its best estimate of the liability for the claims that have been filed and costs incurred and has accrued approximately $70 million. It is not possible to estimate the liability for any additional claims that may be filed given the information that is currently available to the Company. If more claims are filed and additional information becomes available, the Company will update the liability provision for such matters.

The Company will agree in the separation and distribution agreement to indemnify New News Corporation for payments made after the Separation arising out of civil claims and investigations relating to the U.K. Newspaper Matters, subject to New News Corporation’s compliance with certain agreements regarding the Company’s control over the civil U.K. Newspaper Matters and New News Corporation’s consenting to settlements proposed by the Company, as well as legal and professional fees and expenses paid in connection with the criminal matters. The legal and professional fees and expenses and payments for settlements that the Company has incurred to date were in connection with the civil claims and investigations and criminal matters, and the Company generally will indemnify New News Corporation for such costs that are paid after the Separation. However, violations of law may result in criminal fines or penalties for which the Company will not indemnify New News Corporation. It is possible that these proceedings and any adverse resolution thereof, including any fines or other penalties associated with any plea, judgment or similar result, could damage the Company’s reputation, impair the Company’s ability to conduct its business and adversely affect the Company’s results of operations and financial condition.

Other

The Company’s operations are subject to tax in various domestic and international jurisdictions and as a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. The Company believes it has appropriately accrued for the expected outcome of all pending tax matters and does not currently anticipate that the ultimate resolution of pending tax matters will have a material adverse effect on its consolidated financial condition, future results of operations or liquidity.

The Company establishes an accrued liability for legal claims when the Company determines that a loss is both probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Legal fees associated with litigation and similar proceedings that are not expected to provide a benefit in future periods are expensed as incurred. Any fees, expenses, fines, penalties, judgments or settlements which might be incurred by the Company in connection with the various proceedings could affect the Company’s results of operations and financial condition. For the contingencies disclosed above for which there is at least a reasonable possibility that a loss may be incurred, other than the accrual provided, the Company was unable to estimate the amount of loss or range of loss.